Exhibit 23.4

FinPro Capital Advisors, Inc.

20 Church Street

Liberty Corner, NJ 07938

We hereby consent to the inclusion of our opinion letter dated May 30, 2012 to the Board of Directors of New England Bancshares, Inc. as Annex C to the Proxy Statement/Prospectus of United Financial Bancorp, Inc. and New England Bancshares, Inc., which forms a part of the Registration Statement on Form S-4 of United Financial Bancorp, Inc. and to the references to our name and to the description of such opinion under the captions “Summary — New England Bancshares’ Financial Advisor Believes the Merger Consideration is Fair to Shareholders,” “Description of the Merger — Opinion of New England Bancshares’ Financial Advisor,” “Risk Factors,” “Background of and New England Bancshares’ Reasons for the Merger” and Item 21. Exhibits and Financial Statement Schedules. By giving such consent, we do not thereby admit that we are experts with respect to any part of such Registration Statement within the meaning of the term “expert” as used in, or that would come within the category of persons whose consent is required under, the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commissions promulgated thereunder.

/s/ FinPro Capital Advisors, Inc.
FinPro Capital Advisors, Inc.

Liberty Corner, New Jersey

September 6, 2012